Exhibit 99.1

Gordmans Stores, Inc. Reports November/December Sales and Updates Fourth Quarter 2015 Outlook

Company to Participate in the 2016 ICR Conference

OMAHA, NE – January 8, 2016 — Gordmans Stores, Inc. (NASDAQ: GMAN), an Omaha-based apparel and home décor retailer, today announced that its comparable store sales on an owned plus licensed basis declined by 1.9 percent for the combined November and December period, compared with the same period last year.

Andy Hall, President and Chief Executive Officer, commented, “Following a positive start to the fourth quarter, sales declined in December as unfavorably warm weather throughout our upper mid-west foot print negatively impacted pre-Christmas store traffic. On the positive side, the customer responded favorably to our merchandise assortments, underscored by our mid-single digit increase in average transaction value. We are encouraged by the post-Christmas sales trend and we continue to believe that we have the right strategies in place to drive consistent top and bottom line growth and increased shareholder value over the long-term.”

Outlook

Based on quarter-to-date results, the Company now expects comparable store sales for the fourth quarter of fiscal 2015 to be down 1.0 to 1.5 percent on an owned plus licensed basis. This compares to the previous guidance of comparable store sales growth in the range of flat to 2 percent. Principally due to the revised comparable store sales guidance, diluted earnings per share is now projected to be in the range of $0.04 to $0.07, compared to the previous guidance range of $0.12 to $0.16.

Conference

The Company also announced that management will present at the 2016 ICR Conference on Tuesday, January 12, 2016 at 8:30 a.m. Eastern Time. A live broadcast of the presentation may be accessed at http://investor.gordmans.com/events.cfm. Interested parties are advised to log on to the live webcast at least fifteen minutes prior to the presentation in order to download the necessary software.

About Gordmans Stores, Inc.

Gordmans (NASDAQ: GMAN) is an everyday value priced department store featuring a large selection of name brands and the latest fashions and styles at up to 60 percent off department and specialty store prices. The wide range of merchandise includes apparel and footwear for men, women and children, as well as accessories, home décor, gifts, designer fragrances, fashion jewelry, bedding and bath, accent furniture and toys. Founded in 1915, Gordmans guests can shop in any of our 102 stores in 22 states or at gordmans.com. For more information about Gordmans, please visit www.gordmans.com.

Safe Harbor Statement

Certain statements in this release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “guidance,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding expected net sales, net income < loss >, comparable store sales, diluted earnings < loss > per share, and store expansion, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) our ability to identify and respond to new and changing fashion trends, guest preferences and other related factors; (3) fluctuations in our sales and profitability on a seasonal basis; (4) intense competition from other retailers; (5) our ability to maintain or improve levels of comparable store sales; (6) our ability to attract and retain talent and (7) our successful implementation of advertising, marketing and promotional strategies.

Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including other risks, relevant factors and uncertainties identified in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2015, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Company Contact:

James Brown

Chief Financial Officer

(402) 691-4126

Investor Relations:

ICR, Inc.

Brendon Frey

(203) 682-8200